Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports Second Quarter 2017 Results

•	Second quarter net income, net income excluding the impact of the Loss Portfolio Transfer (LPT) and operating income of $24.8 million, $21.7 million and $19.7 million, respectively.

•	Annualized operating return on adjusted equity of 8.1%.

•	Second quarter combined ratio of 93.3% and combined ratio excluding the impact of the LPT of 95.1%, each an improvement year-over-year.

•	Second quarter net written premiums of $183.0 million, a decrease year-over-year related to a decline in final audit premium.

•
GAAP book value per share of $27.74, book value per share of $32.95 and adjusted book value per share of $30.17; increased 7.2%, 5.2% and 4.0%, respectively, in the first half of 2017, each including dividends declared.

•	In-force payroll exposure increased 1.7% overall, year-over-year.

•	In-force policies increased 0.8% overall, year-over-year.

•	Net earned premiums decreased 2.9% in the quarter, year-over-year.

•	Board of Directors approved a quarterly dividend of $0.15 per share.

Reno, Nevada-July 26, 2017-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income, net income excluding the impact of the LPT and operating income of $24.8 million ($0.75 per diluted share), $21.7 million ($0.66 per diluted share), and $19.7 million ($0.60 per diluted share), respectively, for the second quarter of 2017.

The Company's net income for the second quarter of 2017 decreased $2.0 million year-over-year. This decrease reflects non-routine adjustments made to LPT reserves and the LPT contingent profit commission in the second quarter of 2016, which served to reduce our losses and loss adjustment expense (LAE) and raise net income by $4.9 million during that period.

The Company's net income before the impact of the LPT and operating income increased by $2.5 million and $4.3 million, respectively, year-over-year. These increases reflect a lower combined ratio for the current period, driven primarily from a reduction in the current accident year loss and LAE expense ratio.

Chief Executive Officer Douglas Dirks commented on the results:

“We produced another quarter of strong financial and operating results. Excluding impacts of the LPT, our net income increased 13%, or eight cents per diluted share, and our combined ratio improved 3.7 percentage points, demonstrating our disciplined underwriting and sound investment strategies. Final audit premium declined $6.2 million in the current quarter relative to the same period last year, driving the 3% decline in top line year-over-year. We achieved an annualized return on adjusted equity of 8.1%, 1.2 percentage points higher than last year's second quarter. Our balance sheet remained strong as we continued to grow stockholders’ equity and book value per share. We again drove strong new business growth and maintained high levels of retention for our in-force policies, despite competitive market conditions, while improving loss costs."

Summary of Second Quarter 2017 Results
(All comparisons vs. second quarter 2016, unless noted otherwise).

Underwriting results

•	The combined ratio before the impact of the LPT decreased 3.7 percentage points to 95.1%, driven by a lower current accident year loss and LAE ratio.

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The loss ratio before the LPT of 63.6% decreased 3.8 percentage points reflecting a higher current accident year loss ratio in last year's second quarter related to four large losses and the continued impacts of key business initiatives including: an emphasis on settling open claims; diversifying our risk exposure across geographic markets; and leveraging data-driven strategies to target, underwrite and price profitable classes of business across all of our markets.

•	The commission expense ratio of 12.5% increased 0.1 percentage point due to an increase in partnership and alliance business.

•	The underwriting and other expense ratio of 19.0% was flat.

Gross written premiums of $184.5 million decreased $6.1 million due to a decline of $6.2 million in final audit premium compared with the second quarter of 2016. Final audit pickup continued to be positive with employers reporting higher payrolls at final audit driven by increases in hours worked and the number of full-time employees. We experienced strong new business growth but lower renewal business overall, driven by one of our territories in California.

In-force premium in states outside California grew 1.9% and in-force premium in California increased by 0.5%. Policy count outside of California grew 5.2% while policy count in California declined 3.5%. Retention remained high and average renewal rates decreased slightly by 1.8% year-to-date.

Net investment income of $18.2 million decreased $0.2 million relative to the second quarter of last year. Net realized gains on investments were $1.1 million versus $6.0 million in the second quarter of last year when equity securities were sold as part of a routine rebalancing of the equity portfolio.

In May of 2017, the Company redeemed $12.0 million of notes payable for $9.9 million, resulting in a $2.1 million pre-tax gain.

The Company's effective tax rate of 23.9% was slightly higher than that of a year ago due mainly to the non-routine LPT adjustments made in the second quarter of 2016, as previously described.

Stockholders’ Equity including the Deferred Gain, Second Quarter 2017 Dividend Declaration

Stockholders’ equity including the deferred reinsurance gain was $1,068.1 million, an increase of 4.1% year-over-year.

The Board of Directors declared a third quarter 2017 dividend of $0.15 per share. The dividend is payable on August 23, 2017 to stockholders of record as of August 9, 2017.

Conference Call and Web Cast; Form 10-Q; Supplemental Materials

The information in this press release should be read in conjunction with the financial supplement that is attached to this press release and is available on our website.

Reconciliation of Non-GAAP Financial Measures to GAAP

Within this earnings release we present various financial measures, some of which are a "non-GAAP financial measure" as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to the Company's most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are meaningful to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable.

The Company will host a conference call on Thursday, July 27, 2017, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 55002602.

The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides its filings with the Securities and Exchange Commission and its investor presentations on its website.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend,"

"believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).

Contact:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.

Copyright © 2017 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.
Additional information can be found at: http://www.employers.com.